Filed Pursuant to Rule 424(b)(2)
Registration No. 333-184984

Prospectus Supplement

(To Prospectus dated December 21, 2012)

1,321,000 Shares

SJW Corp.

Common Stock

We are offering 1,321,000 shares of our common stock at a price of $26.50 per share. Our common stock is traded on the New York Stock Exchange under the symbol “SJW.” On March 27, 2013, the last sale price of our common stock as reported on the New York Stock Exchange was $27.41 per share.

Investing in our common stock involves risks that are described in the “Risk Factors” section beginning on page S-8 of this prospectus supplement.

	Per Share	Total
Public offering price	$26.50	$35,006,500
Underwriting discount	$1.06	$1,400,260
Proceeds, before expenses, to us	$25.44	$33,606,240

The underwriters may also purchase up to an additional 198,150 shares from us at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus supplement to cover over-allotments.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The shares will be ready for delivery on or about April 3, 2013.

Baird

Janney Montgomery Scott	Brean Capital	Blaylock Robert Van, LLC

The date of this prospectus supplement is March 28, 2013

You should rely only on the information contained or incorporated by reference to this prospectus supplement and the accompanying prospectus. Neither we nor the underwriters have authorized any other person to provide information different from that contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information appearing in this prospectus supplement and the accompanying prospectus is accurate as of the dates on their respective covers, regardless of time of delivery of the prospectus and this prospectus supplement or any sale of securities. Our business, financial condition, results of operations and prospects may have changed since those dates.

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About This Prospectus Supplement

This prospectus supplement and the accompanying prospectus form part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission (“SEC”) using a “shelf” registration process. This document contains two parts. The first part consists of this prospectus supplement, which provides you with specific information about this offering. The second part, the accompanying prospectus, provides more general information, some of which may not apply to this offering. Generally, when we refer only to the “prospectus,” we are referring to both parts combined.

In this prospectus supplement, the “Company,” “we,” “us,” and “our” and similar terms refer to SJW Corp. and its subsidiaries on a consolidated basis. References to our “common stock” refer to the common stock of SJW Corp.

This prospectus supplement includes a discussion of special considerations applicable to this particular offering of securities. This prospectus supplement, and the information incorporated herein by reference, may also add, update or change information in the accompanying prospectus. You should read both this prospectus supplement and the accompanying prospectus together with additional information described under the heading “Where You Can Find More Information.” If there is any inconsistency between the information in this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

You should rely only on the information contained in or incorporated by reference to this prospectus supplement and the accompanying prospectus. Neither we nor the underwriters have authorized any other person to provide information different from that contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information appearing in this prospectus supplement, and the accompanying prospectus, is accurate as of the dates on their respective covers, regardless of time of delivery of the prospectus and this prospectus supplement or any sale of securities. Our business, financial condition, results of operations and prospects may have changed since those dates.

All references in this prospectus supplement to our consolidated financial statements include, unless the context indicates otherwise, the related notes.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and documents incorporated by reference in this prospectus supplement, include statements that constitute forward-looking statements within the meaning of the federal securities laws. Such forward-looking statements are based on our current views and assumptions regarding future events, future business conditions and the outlook for the company based on currently available information. Forward-looking statements include information concerning possible or assumed future results of our operations and the operations of our subsidiaries. These forward-looking statements generally are accompanied by words such as “intend,” “anticipate,” “believe,” “estimate,” “expect,” “should,” “seek,” “project,” “plan” or similar expressions. It should be understood that these forward-looking statements are necessarily estimates reflecting the best judgment of our senior management, not guarantees of future performance. They are subject to a number of assumptions, risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to:

¡	changing legislation, policies and regulations applicable to us;

¡	adjustment in accounting principles relating to regulated operations;

¡	changes in water supply and water supply cost;

¡	fluctuations in customer demand due to seasonality, restrictions of use, weather and consumer lifestyle changes;

¡	impact on water supply due to contamination or other decline in source water quality;

¡	litigation concerning water quality or contamination;

¡	new environmental laws or regulations;

¡	costs associated with implementing security procedures;

¡	disruptions in information technology;

¡	changes in the conditions of our water distribution network; and

¡	ability to secure funding for operations.

These and other risks are discussed in greater detail under the heading “Risk Factors” on page S-8 of this prospectus supplement, as well as other factors set forth in our filings with the SEC. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this prospectus. All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section and any other cautionary statements that may accompany such forward-looking statements. We do not undertake any obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events.

SUMMARY

The information below is only a summary of more detailed information included elsewhere in or incorporated by reference in this prospectus supplement and the accompanying prospectus. This summary may not contain all the information that is important to you or that you should consider before making a decision to invest in our common stock. Please read this entire prospectus supplement and the accompanying prospectus, including the risk factors, as well as the information incorporated by reference in this prospectus supplement and the accompanying prospectus, carefully. Unless the context otherwise indicates, the terms “Company,” “we,” “us,” and “our” and similar terms refer to SJW Corp. and its subsidiaries on a consolidated basis. References to our “common stock” refer to the common stock of SJW Corp.

Our Company

SJW Corp. was incorporated in California on February 8, 1985. SJW Corp. is a holding company with four subsidiaries:

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San Jose Water Company is a public utility that provides water service to approximately 227,000 connections serving approximately one million people. The Company’s service area covers approximately 138 square miles in the metropolitan San Jose, California area. It was originally incorporated under the laws of the State of California in 1866 and, as part of reorganization in 1985, became a wholly-owned subsidiary of SJW Corp.

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SJW Land Company owns undeveloped land in the states of California and Tennessee, owns and operates commercial buildings in the states of California, Texas, Arizona and Tennessee and has a 70% limited partnership interest in 444 West Santa Clara Street, L.P., which owns and manages an office building.

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SJWTX, Inc., doing business as Canyon Lake Water Service Company (“CLWSC”), is a public utility that provides water service to approximately 10,600 connections serving approximately 36,000 people. Its service area covers more than 240 square miles in western Comal County and southern Blanco County, Texas, located between San Antonio and Austin.

¡	Texas Water Alliance Limited (“TWA”) is undertaking activities that are necessary to develop a water supply project in Texas.

Together, San Jose Water Company, CLWSC and TWA are referred to as “Water Utility Services.” SJW Land Company and its consolidated variable interest entity, 444 West Santa Clara Street, L.P., which operates commercial building rentals, are collectively referred to as “Real Estate Services”.

Business Strategy for Water Utility Services

SJW Corp. focuses its business initiatives in three strategic areas:

¡	Regional regulated water utility operations;

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Regional nonregulated water utility related services provided in accordance with the guidelines established by the California Public Utilities Commission (“CPUC”) in California and the Texas Commission on Environmental Quality in Texas; and

¡	Out-of-region water and utility related services, primarily in the Western United States.

Regional Regulated Activities

SJW Corp.’s regulated utility operation is conducted through San Jose Water Company and CLWSC. SJW Corp. plans and applies a diligent and disciplined approach to maintaining and improving its water system infrastructure. It also seeks to acquire regulated water systems adjacent to or near its existing service territory.

Regional Nonregulated Activities

Operating in accordance with guidelines established by the CPUC, San Jose Water Company provides nonregulated services, such as water system operations, maintenance agreements and antenna leases, under agreements with municipalities and other utilities. San Jose Water Company also seeks appropriate nonregulated business opportunities that complement its existing operations or that allow it to extend its core competencies beyond existing operations. San Jose Water Company seeks opportunities to fully utilize its capabilities and existing capacity by providing services to other regional water systems, which also will benefit its existing regional customers. CLWSC provides nonregulated wholesale water service to adjacent utilities.

Out-of-Region Opportunities

SJW Corp. also from time to time pursues opportunities to participate in out-of-region water and utility related services, particularly regulated water businesses, in the Western United States. SJW Corp. evaluates out-of-region and out-of-state acquisitions and other opportunities that meet SJW Corp.’s risk and return profile.

Business Strategy for Real Estate Services

SJW Corp.’s real estate investment activity is conducted through SJW Land Company. SJW Land Company owns undeveloped land and owns and operates a portfolio of commercial buildings in the states of California, Texas, Arizona and Tennessee. SJW Land Company also owns a limited partnership interest in 444 West Santa Clara Street, L.P. The partnership owns a commercial building in San Jose, California. SJW Land Company implements its investment strategy by managing income producing and other properties until such time a determination is made to reinvest proceeds from sale of such properties. SJW Land Company’s real estate investments diversify SJW Corp.’s asset base.

Corporate Information

We are a California corporation with our principal executive offices located at 110 West Taylor Street, San Jose, California 95110. Our telephone number is (408) 279-7800 and our website address is www.sjwcorp.com. The information on our website is not part of this prospectus supplement or the accompanying prospectus. General information about us can be found at this website. We make available free of charge through the Investor Relations section of our website our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and all amendments to those reports as soon as reasonably practicable after such material is electronically filed with or furnished to the SEC. You may also obtain a free copy of these reports and amendments by contacting Investor Relations at SJW Corp., 110 West Taylor Street, San Jose, California 95110. We include our website address in this prospectus supplement and the accompanying prospectus only as an inactive textual reference and do not intend it to be an active link to our website.

SUMMARY FINANCIAL DATA

In the table below, we provide you with certain summary financial information. You should read this summary information with the discussion in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes to those financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2012 filed with the SEC and incorporated by reference in this prospectus supplement and the accompanying prospectus.

	Year Ended December 31
	2012	2011	2010
CONSOLIDATED RESULTS OF OPERATIONS (IN THOUSANDS)
Operating revenue	$261,547	238,955	215,638
Operating expense:
Purchased water	66,106	54,317	43,557
Power	5,796	5,394	6,429
Groundwater extraction charges	23,940	20,997	26,614
Other production costs	11,445	11,345	10,702
Administrative and general	42,812	39,136	38,184
Maintenance	13,350	13,261	12,242
Property taxes and other non-income taxes	9,703	8,921	7,907
Depreciation and amortization	33,098	31,193	28,331
Impairment on real estate investment	—	—	3,597

Total operating expense	206,250	184,564	177,563

Operating income	55,297	54,391	38,075
Interest expense, other income and deductions	(17,437)	(18,947)	3,071

Income before income taxes	37,860	35,444	41,146
Provision for income taxes	15,542	14,566	16,740

Net income	$22,318	20,878	24,406

Dividends paid	$13,231	12,823	12,603

CONSOLIDATED PER SHARE DATA (BASIC)
Net income	$1.20	1.12	1.32
Dividends paid	0.71	0.69	0.68
Shareholders’ equity at year-end	14.74	14.21	13.76

CONSOLIDATED BALANCE SHEET (IN THOUSANDS)
Utility plant and intangible assets	$1,216,235	1,112,127	1,036,909
Less accumulated depreciation and amortization	384,675	355,914	322,102

Net utility plant	831,560	756,213	714,807

Net real estate investment	65,187	78,542	80,089
Total assets	1,087,499	1,038,810	935,362
Capitalization:
Shareholders’ equity	274,604	264,004	255,032
Long-term debt, less current portion	335,598	343,848	295,704

Total capitalization	$610,202	607,852	550,736

OTHER STATISTICS—WATER UTILITY SERVICES
Average revenue per connection	$1,101	1,010	916
Investment in utility plant per connection	$5,119	4,702	4,407
Connections at year-end	237,600	236,500	235,300
Miles of main at year-end	2,893	2,915	2,883
Water production (million gallons)	47,655	46,033	45,493
Maximum daily production (million gallons)	190	181	196
Population served (estimate)	1,071,000	1,066,000	1,060,600

The Offering

The summary below describes some of the terms of the offering. For a more complete description of our common stock, see “Description of our Capital Stock” in the accompanying prospectus.

Issuer:	SJW Corp.

Common Stock offered by Issuer:	1,321,000 shares.

Common Stock outstanding after the offering:	20,020,230 shares.

Over-allotment option:	198,150 shares.

Use of Proceeds:	We intend to use the net proceeds we receive from this offering to repay outstanding balances under two bank lines of credit, fund the construction programs of our Water Utility Services operations and for other general corporate purposes. See “Use of Proceeds.”

New York Stock Exchange Symbol:	“SJW”

Risk Factors:	Investing in our common stock involves substantial risks. You should carefully consider all the information in this prospectus supplement prior to investing in our common stock. See “Risk Factors” beginning on page S-8 of the prospectus supplement, the accompanying prospectus and the documents incorporated by reference therein for a discussion of factors you should consider carefully before deciding whether to invest in the shares of common stock being offered by this prospectus supplement.

The shares of common stock set forth above to be outstanding after the offering are based on 18,699,230 shares outstanding as of March 26, 2013 and exclude

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an aggregate of 64,544 shares issuable upon the exercise of outstanding options under our long term incentive plan as of March 26, 2013, at a weighted average exercise price of $19.24 per share, of which options to purchase 64,544 shares were fully vested and exercisable; and

¡	an aggregate of 83,398 shares issuable upon vesting of outstanding restricted stock units under our long term incentive plan as of March 26, 2013.

If the underwriters’ over-allotment option is exercised in full, we will issue and sell an additional 198,150 shares of our common stock and will have 20,218,380 shares outstanding after the offering.

Except as otherwise noted, all information in this prospectus supplement assumes no exercise of the underwriters’ over-allotment option.

RISK FACTORS

Investing in shares of our common stock involves significant risks and uncertainties. Before making an investment decision, you should carefully consider the risks described under “Risk Factors” in the applicable prospectus supplement, the accompanying prospectus and in our filings with the SEC, including the most recent Annual Report on Form 10-K, together with all of the other information appearing in or incorporated by reference into this prospectus and any applicable prospectus supplement. The risks and uncertainties we have described are not the only ones facing our company. Additional risks and uncertainties not presently known to us or that we currently consider immaterial may also affect our business operations. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of our shares of common stock could decline due to any of these risks, and you may lose all or part of your investment.

USE OF PROCEEDS

We estimate that our net proceeds from the sale of our common stock in this offering will be approximately $33.4 million, after deducting underwriting discounts and commissions and estimated offering expenses. If the underwriters exercise their option to purchase additional shares to cover over-allotments, we estimate that our net proceeds from the sale of our common stock in this offering will be approximately $38.5 million, after deducting underwriting discounts and commissions and estimated offering expenses.

We intend to use approximately $22.1 million of our net proceeds from this offering to pay down the principal and accrued interest amounts outstanding under the following two bank lines of credit:

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A credit agreement, dated March 1, 2012, as amended, that provides SJW Corp. and SJW Land Company with an unsecured revolving credit facility in an aggregate amount of $15 million. This credit agreement expires on September 1, 2014. The outstanding balance of the credit agreement bears interest of either (a) at a fluctuating rate per annum 1% below the prime rate in effect from time to time, or (b) at a fixed rate per annum determined to be 0.875% above LIBOR. As of December 31, 2012, the average interest rate on borrowings under this credit agreement was 2.25%. As of December 31, 2012 and March 15, 2013, the outstanding balance of this credit agreement was $1 million and $4 million, respectively.

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A credit agreement, dated March 1, 2012, as amended, that provides San Jose Water Company with an unsecured revolving credit facility in an aggregate amount of $75 million. This credit agreement expires on September 1, 2014. The outstanding balance of the credit agreement bears interest of either (a) at a fluctuating rate per annum 1% below the prime rate in effect from time to time, or (b) at a fixed rate per annum determined to be 0.875% above LIBOR. As of December 31, 2012, the average interest rate on borrowings under this credit agreement was 1.43%. As of December 31, 2012 and March 15, 2013, the outstanding balance of this credit agreement was $14.3 million and $18.1 million, respectively.

We intend to use the remaining net proceeds to fund the construction programs of our Water Utility Services operations and for other general corporate purposes. In addition, the proceeds from the sale of our common stock in this offering are expected to reduce SJW Corp.’s debt to total capitalization ratio, which we believe will improve SJW Corp.’s ability to issue additional long-term debt to finance future capital expenditure.

The amounts and timing of the expenditures may vary significantly depending on numerous factors, and we retain broad discretion to use the proceeds as we deem appropriate. Pending such uses, we intend to invest the net proceeds in interest-bearing, investment grade securities.

CAPITALIZATION

The following table sets forth our capitalization as of December 31, 2012 on an actual basis and on an as adjusted basis giving effect to the sale of 1,321,000 shares of common stock by us pursuant to this offering, based on the public offering price of $26.50 per share. You should read this table in connection with the information set forth under “Summary Financial Data” and “Use of Proceeds,” included elsewhere in this prospectus supplement and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes to those statements, incorporated by reference into this prospectus supplement and the accompanying prospectus.

	December 31, 2012
	(in thousands)
	Actual	As Adjusted
Long-term debt, less current portion	$335,598	$335,598

Common stock	9,724	10,412
Additional paid-in capital	26,117	58,850
Retained earnings .	236,453	236,453
Accumulated other comprehensive income	2,310	2,310

Total shareholders’ equity	274,604	308,025

Total capitalization	$610,202	$643,623

PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

Our common stock is listed on the New York Stock Exchange and trades under the symbol “SJW.” The following table sets forth, for the periods indicated, the high and low closing sale prices for our common stock on the New York Stock Exchange and the cash dividends declared per share. The last reported sales price of our common stock on the New York Stock Exchange on March 27, 2013 was $27.41 per share.

	High	Low	Dividend Per Share
2013
First Quarter (Through March 27, 2013)	$28.09	$25.70	$0.18
2012
First Quarter	$24.91	$22.96	$0.18
Second Quarter	24.34	22.81	0.18
Third Quarter	25.64	22.95	0.18
Fourth Quarter	26.62	22.69	0.18
2011
First Quarter	$26.40	$22.48	$0.17
Second Quarter	24.24	21.99	0.17
Third Quarter	24.80	21.16	0.17
Fourth Quarter	24.93	21.10	0.17

Dividends have been paid on SJW Corp.’s and its predecessor’s common stock for 277 consecutive quarters and the annual dividend amount has increased in each of the last 45 years. Additional information as to the cash dividends paid on common stock in 2012 and 2011 is contained in the Annual Report on Form 10-K for the year ended December 31, 2012. Future dividends will be determined by the Board of Directors after consideration of various financial, economic and business factors.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES FOR NON-U.S. HOLDERS

General

The following is a general discussion of the material United States federal income and estate tax consequences of the ownership and disposition of common stock that may be relevant to you if you are a non-United States Holder. In general, a “non-United States Holder” is any person or entity that is, for United States federal income tax purposes, a foreign corporation, a nonresident alien individual, a foreign partnership or a foreign estate or trust. This discussion is based on current law, which is subject to change, possibly with retroactive effect, or different interpretations. This discussion is limited to non-United States Holders who hold shares of common stock as capital assets. Moreover, this discussion is for general information only and does not address all the tax consequences that may be relevant to you in light of your personal circumstances, nor does it discuss special tax provisions, which may apply to you if you relinquished United States citizenship or residence.

If you are an individual, you may, in many cases, be deemed to be a resident alien, as opposed to a nonresident alien, by virtue of being present in the United States for at least 31 days in the calendar year and for an aggregate of at least 183 days during a three-year period ending in the current calendar year. For these purposes all the days present in the current year, one-third of the days present in the immediately preceding year, and one-sixth of the days present in the second preceding year are counted. Resident aliens are subject to United States federal income tax as if they were United States citizens.

The tax treatment of a person who or that holds an interest in an entity that is treated as a partnership for United States federal income tax purposes will generally depend upon the status of such person and the activities of the entity. Persons who or that hold an interest in such an entity should consult their own tax advisors.

EACH PROSPECTIVE PURCHASER OF COMMON STOCK IS ADVISED TO CONSULT A TAX ADVISOR WITH RESPECT TO CURRENT AND POSSIBLE FUTURE TAX CONSEQUENCES OF PURCHASING, OWNING AND DISPOSING OF OUR COMMON STOCK AS WELL AS ANY TAX CONSEQUENCES THAT MAY ARISE UNDER THE LAWS OF ANY UNITED STATES STATE, MUNICIPALITY OR OTHER TAXING JURISDICTION.

Dividends

Distributions with respect to our common stock will constitute dividends for United States federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under United States federal income tax principles. If a distribution exceeds our current and accumulated earnings and profits, the excess will be treated as tax-free return of your investment, up to your adjusted basis in our common stock. Any remaining excess will be treated as capital gain, subject to the tax treatment described below in “Gain on Disposition of Common Stock.”

The portion of any distribution with respect to our common stock constituting dividends will be subject to withholding of United States federal income tax at a 30% rate or a lower rate as may be specified by an applicable income tax treaty. To claim the benefit of a lower rate under an income tax treaty, you must properly file with the payor an Internal Revenue Service Form W-8BEN, or successor form, claiming an exemption from or reduction in withholding under the applicable tax treaty. In addition, where dividends are paid to a non-United States Holder that is a partnership for U.S. federal income tax purposes, persons holding an interest in the entity may need to provide certification claiming an exemption or reduction in withholding under the applicable treaty.

If dividends are considered effectively connected with the conduct of a trade or business by you within the United States and, where a tax treaty applies, are attributable to a United States permanent establishment of yours, those dividends will be subject to United States federal income tax on a net basis at applicable graduated individual or corporate rates but will not be subject to withholding tax, provided an Internal Revenue Service Form W-8ECI, or successor form, is filed with the payor. If you are a foreign corporation, any effectively connected dividends may, under certain circumstances, be subject to an additional “branch profits tax” at a rate of 30% or a lower rate as may be specified by an applicable income tax treaty.

You must comply with the certification procedures described above, or, in the case of payments made outside the United States with respect to an offshore account, certain documentary evidence procedures, directly or under certain circumstances through an intermediary, to obtain the benefits of a reduced rate under an income tax treaty with respect to dividends paid with respect to your common stock. In addition, if you are required to provide an Internal Revenue Service Form W-8ECI or successor form, as discussed above, you must also provide your tax identification number.

If you are eligible for a reduced rate of United States withholding tax pursuant to an income tax treaty, you may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the Internal Revenue Service.

Gain on Disposition of Common Stock

As a non-United States Holder, you generally will not be subject to United States federal income tax on any gain recognized on the sale or other disposition of common stock unless:

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the gain is considered effectively connected with the conduct of a trade or business by you within the United States and, where a tax treaty applies, is attributable to a United States permanent establishment of yours (and, in which case, if you are a foreign corporation, you may be subject to an additional branch profits tax equal to 30% or a lower rate as may be specified by an applicable income tax treaty);

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you are an individual who holds the common stock as a capital asset and are present in the United States for 183 or more days in the taxable year of the sale or other disposition and other conditions are met; or

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we are or become a United States Real Property Holding Corporation (“USRPHC”). We believe that we are not currently, and are not likely to become, a USRPHC. If we were to become a USRPHC, then gain on the sale or other disposition of common stock by you generally would not be subject to United States federal income tax provided:

¡	the common stock was “regularly traded on an established securities market”; and

¡	you do not actually or constructively own more than 5% of the common stock during the shorter of (i) the five-year period preceding the disposition or (ii) your holding period.

Information Reporting and Backup Withholding Tax

We must report annually to the Internal Revenue Service and to each of you the amount of dividends paid to you and the tax withheld with respect to those dividends, regardless of whether withholding was required. Copies of the information returns reporting those dividends and withholding may also be made available to the tax authorities in the country in which you reside under the provisions of an applicable income tax treaty or other applicable agreements.

Backup withholding is generally imposed at a rate currently not to exceed 28% on certain payments to persons that fail to furnish the necessary identifying information to the payor. You generally will be subject to backup withholding tax with respect to dividends paid on your common stock at a rate currently not to exceed 28% unless you certify your non-United States status.

The payment of proceeds of a sale of common stock effected by or through a United States office of a broker is subject to both backup withholding and information reporting unless you provide the payor with your name and address and you certify your non-United States status or you otherwise establish an exemption. In general, backup withholding and information reporting will not apply to the payment of the proceeds of a sale of common stock by or through a foreign office of a broker. If, however, such broker is, for United States federal income tax purposes, a United States person, a controlled foreign corporation, a foreign person that derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States or a foreign partnership that at any time during its tax year either is engaged in the conduct of a trade or business in the United States or has as partners one or more United States persons that, in the aggregate, hold more than 50% of the income or capital interest in the partnership, backup withholding will not apply but such payments will be subject to information reporting, unless such broker has documentary evidence in its records that you are a non-United States Holder and certain other conditions are met or you otherwise establish an exemption.

Any amounts withheld under the backup withholding rules generally will be allowed as a refund or a credit against your United States federal income tax liability provided the required information is furnished in a timely manner to the Internal Revenue Service.

Withholding on Payments to Certain Foreign Entities

Sections 1471 through 1474 of the United States Internal Revenue Code would generally impose a withholding tax of 30% on certain gross amounts of income not effectively connected with a United States trade or business paid to certain foreign entities, unless certain requirements are satisfied. Amounts subject to withholding tax under these rules generally include gross United States source dividend and interest income paid on or after January 1, 2014, as well as gross proceeds from the sale of property that produces United States source dividend or interest income paid on or after January 1, 2015. To avoid withholding under these rules, Non-United States Holdings that are subject to these rules will generally be obligated to comply with certain information reporting and disclosure requirements, which may include, among other things, entering into an agreement with the United States Internal Revenue Service. Non-United States Holders are encouraged to consult their own tax advisors regarding the possible application of Sections 1471 through 1474 of the Internal Revenue Code on their purchase of our common stock.

UNDERWRITING

We intend to offer our shares of common stock through the underwriters. Subject to the terms and conditions described in an underwriting agreement, dated March 28, 2013, between us and the underwriters, we have agreed to sell to the underwriters, and the underwriters have agreed to purchase from us, the number of shares listed opposite its name below.

Underwriters	Number of Shares
Robert W. Baird & Co. Incorporated	924,700
Janney Montgomery Scott LLC	224,570
Brean Capital, LLC	132,100
Blaylock Robert Van, LLC	39,630
Total

1,321,000

The underwriting agreement provides that the underwriters are obligated to purchase all the shares of our common stock in the offering if any are purchased, other than those shares covered by the over-allotment option we describe below.

Over-Allotment Option

We have granted to the underwriters a 30-day option to purchase on a pro-rata basis up to additional 198,150 shares from us at the public offering price less the underwriting discounts and commissions and less an amount per share equal to any cash dividend payable by us on shares of our common stock initially purchased by the underwriters but only to the extent that such dividend is not payable on the shares of common stock to be purchased upon the exercise of the over-allotment option due to the timing of the record date. The option may be exercised only to cover any over-allotments of our common stock.

Offering Price

The underwriters propose to offer the shares of our common stock initially at the public offering price on the cover page of this prospectus and to selling group members at that price less a selling concession not to exceed $0.636 per share.

Discounts and Commissions

The underwriters and selling group members may allow a discount not to exceed $0.10 per share on sales to other broker/dealers. After the offering, the representatives may change the public offering price and concession and discount to broker/dealers. As used in this section:

¡	Each of the underwriters is a securities broker/dealer that is a party to the underwriting agreement and will have a contractual commitment to purchase shares of our common stock from us.

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Selling group members are securities broker/dealers to whom the underwriters may sell shares of our common stock at the public offering price less the selling concession above, but who do not have a contractual commitment to purchase shares from us.

¡	Broker/dealers are firms registered under applicable securities laws to sell securities to the public.

¡	The syndicate consists of the underwriters and the selling group members.

The following table summarizes the compensation to be paid to the underwriters:

		Total
	Per Share	Without Over- Allotment	With Over- Allotment
Underwriting discounts and commissions payable by us	$1.06	$1,400,260	$1,610,299

The underwriting fee will be an amount equal to the offering price per share to the public of the common stock, less the amount paid by the underwriters to us per share of common stock. The underwriters’ compensation was determined through arms’ length negotiations between us and the underwriters.

We estimate the expenses payable by us in connection with this offering, other than the underwriting discounts and commissions referred to above, will be approximately $185,000. Expenses include the SEC filing fees, printing, legal, accounting and transfer agent and registrar fees, and other miscellaneous fees and expenses.

NYSE

Our common stock is listed on the New York Stock Exchange under the symbol “SJW.” We cannot assure you that prices at which our shares trade in the public market after this offering will not be lower than the public offering price.

Lock-Up Agreements

We and our directors and officers have agreed not to offer, sell, transfer, pledge, contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, and we have agreed not to file with the SEC a registration under the Securities Act, as amended, relating to, any shares of our common stock or securities convertible into or exchangeable or exercisable for any of shares of our common stock, or publicly announcing an intention to effect any of the foregoing transactions, without the prior written consent of Robert W. Baird & Co. Incorporated for a period of 90 days after the date of this prospectus, except that these restrictions will not apply to, among other things, (i) our ability to sell the shares offered in this offering, (ii) transfers by our directors and executive officers by gift, will or intestacy so long as the transferee agrees not to make further transfers of the shares during the 90-day period and in certain other limited circumstances, (iii) transactions relating to sales of our common stock or other securities acquired in the open market after this offering, (iv) grant of equity incentive awards under the terms of our equity incentive plans, (v) issuance of shares under our dividend reinvestment and stock purchase plan; and (vi) conversions of restricted stock units into shares of common stock.

Indemnity

We have agreed to indemnify the underwriters against liabilities under the Securities Act or to contribute to payments that the underwriters may be required to make in that respect.

Stabilization

The underwriters may engage in over-allotment transactions, stabilizing transactions and syndicate covering transactions in accordance with Regulation M under the Exchange Act.

¡	Over-allotment involves sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase, which creates a syndicate short position.

¡	Stabilizing transactions permit bids to purchase shares of our common stock so long as the stabilizing bids do not exceed a specified maximum.

¡	Syndicate covering transactions involve purchases of our common stock in the open market after the distribution has been completed to cover syndicate short positions.

These stabilizing transactions and syndicate covering transactions may cause the price of our common stock to be higher than the price that might otherwise exist in the open market. These transactions may be effected on the New York Stock Exchange or otherwise and, if commenced, may be discontinued at any time.

The underwriters and their affiliates may provide in the future, advisory and investment banking services to us, for which they would receive customary compensation.

Selling Restrictions

European Economic Area

In relation to each Member State of the European Economic Area that has implemented the Prospectus Directive (each, a “Relevant Member State”), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”), no offer of shares of our common stock may be made to the public in that Relevant Member State other than:

A.	to any legal entity that is a qualified investor as defined in the Prospectus Directive;

B.	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the underwriters for any such offer; or

C.	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of shares of our common stock shall require us or the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

This prospectus supplement with accompanying prospectus has been prepared on the basis that any offer of shares of our common stock in any Relevant Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of shares of our common stock. Accordingly, any person making or intending to make an offer in that Relevant Member State of shares of our common stock that are the subject of the offer contemplated in this prospectus supplement may only do so in circumstances in which no obligation arises for us or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither we nor the underwriters have authorized, nor do we or they authorize, the making of any offers of shares of our common stock in circumstances in which an obligation arises for us or the underwriters to publish a prospectus for such offer.

For the purpose of the above provisions, the expression “an offer to the public” in relation to any shares of our common stock in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the common stock to be offered so as to enable an investor to decide to purchase any shares of our common stock, as the same may be varied in the Relevant Member State by any measure implementing the Prospectus Directive in the Relevant Member State, and the expression “Prospectus Directive” means Directive 2003/71/EC (including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member States) and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

United Kingdom

In the United Kingdom, this prospectus supplement with accompanying prospectus is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This prospectus supplement with accompanying prospectus must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.

Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person (as defined under Section 275 of the SFA), or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for six months after that corporation or that trust has acquired the shares under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

LEGAL MATTERS

The validity of the shares of common stock offered hereby and certain other legal matters will be passed upon for us by Morgan, Lewis & Bockius LLP, San Francisco, California. Michael Best & Friedrich LLP, Milwaukee, Wisconsin, will pass upon certain legal matters relating to this offering for the underwriters.

EXPERTS

The consolidated financial statements and financial statement schedule of SJW Corp. as of December 31, 2012 and 2011, and for each of the years in the three-year period ended December 31, 2012, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2012, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG, LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We are currently subject to the information requirements of the Exchange Act and in accordance therewith file periodic reports, proxy statements and other information with the SEC. We also filed a registration statement on Form S-3, including exhibits, under the Securities Act, with respect to the securities offered by this prospectus supplement. This prospectus supplement and the accompanying prospectus are a part of the registration statement, but do not contain all of the information included in the registration statement or the exhibits. You may read and copy the registration statement and any other document that we file at the SEC’s public reference room at 100 F Street, N.E., Washington D.C. 20549. You can call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. You can also find our public filings with the SEC on the internet at a website maintained by the SEC located at www.sec.gov.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus supplement and the accompanying prospectus, which means that we can disclose important information about us by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus supplement and the accompanying prospectus, and the information we filed with the SEC after the date of this prospectus supplement will automatically update, modify and, where applicable, supersede any information included in this prospectus supplement and the accompanying prospectus, or incorporated by reference in this prospectus supplement and the accompanying prospectus. SJW Corp. incorporates by reference into this prospectus the following documents filed with the SEC and any future filings that it makes with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, between the date of this prospectus and the termination of the offering (other than, in each case, documents or information deemed to be furnished and not filed in accordance with SEC rules):

¡	Our Annual Report on Form 10-K for the year ended December 31, 2012, as filed with the SEC on February 28, 2013;

¡	Our Current Report on Form 8-K filed with the SEC on March 1, 2013;

¡	Our Current Report on Form 8-K filed with the SEC on March 27, 2013;

¡	Our Current Report on Form 8-K filed with the SEC on March 28, 2013;

¡	Our proxy statement on Schedule 14A filed on March 6, 2013; and

¡

The description of our common stock contained in our Registration Statement on Form 8-A, as amended (File No. 001-08966), filed with the Commission on October 31, 2005, to register our common stock under the Exchange Act, including any amendments or reports filed for the purpose of updating such description.

Information in this prospectus supplement supersedes related information in the documents listed above, and information in subsequently filed documents supersedes related information in both the prospectus and the incorporated documents.

We will provide, without charge to you, upon written or oral request, a copy of any or all of the documents incorporated by reference in the prospectus, other than exhibits to those documents, unless the exhibits are specifically incorporated by reference in those documents. Requests should be directed to:

Corporate Secretary

SJW Corp.

Attention: Investor Relations

110 West Taylor Street

San Jose, California 95110

(800) 250-5147

You can also find these filings on our website at www.sjwcorp.com. We are not incorporating the information on our website other than these filings into this prospectus.

PROSPECTUS

$50,000,000

Common Stock

We may offer and sell from time to time shares of common stock in one or more offerings in amounts, at prices and on terms determined at the time of the offering. We refer to the shares of common stock as the “securities” in this prospectus.

This prospectus provides you with a general description of the securities that we may offer. Each time securities are offered under this prospectus, we will provide specific information and the terms of the securities being offered in supplements to this prospectus. A prospectus supplement may also modify, update or supersede information contained in this prospectus. You should read this prospectus and the applicable supplement, together with the documents incorporated by reference and described under the heading “Where You Can Find More Information,” carefully before you invest in our securities.

An investment in our securities involves a high degree of risk. You should carefully consider the risk factors described in the applicable prospectus supplement and certain of our filings with the Securities and Exchange Commission, as described under “Risk Factors” on page 3 of this prospectus.

This prospectus may not be used to offer or sell securities unless accompanied by a prospectus supplement. We may offer and sell the securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis.

Our common stock is listed on the New York Stock Exchange under the symbol “SJW”. On November 15, 2012, the last reported closing price of our common stock on the New York Stock Exchange was $22.76.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 21, 2012

i

ABOUT THIS PROSPECTUS

This prospectus is part of a “shelf” registration statement we filed with the Securities and Exchange Commission (the “SEC”). By using a shelf registration statement, we may sell the securities described in this prospectus from time to time for an aggregate offering price of up to $50,000,000.

You should rely only on the information contained in or incorporated by reference into this prospectus or a prospectus supplement. No dealer, sales person, agent or other individual has been authorized to give any information or to make any representations not contained in this prospectus. If given or made, such information or representations must not be relied upon as having been authorized by us.

This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, the securities offered hereby in any jurisdiction where, or to any person to whom, it is unlawful to make such offer or solicitation.

You should not assume that the information contained in this prospectus or any applicable prospectus supplement is accurate as of any date other than the date on the front cover of this prospectus or such prospectus supplement, or that the information contained in any document incorporated by reference is accurate as of any date other than the date of such document incorporated by reference, regardless of the time of delivery of this prospectus or any sale of securities.

Unless the context otherwise requires, references in this prospectus and the accompanying prospectus supplement to “we,” “us” and “our” refer to SJW Corp. and its subsidiaries.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes statements that constitute forward-looking statements within the meaning of the federal securities laws. Such forward-looking statements are based on our current views and assumptions regarding future events, future business conditions and the outlook for the company based on currently available information. Forward-looking statements include information concerning possible or assumed future results of our operations and the operations of our subsidiaries. These forward-looking statements generally are accompanied by words such as “intend,” “anticipate,” “believe,” “estimate,” “expect,” “should,” “seek,” “project,” “plan” or similar expressions. It should be understood that these forward-looking statements are necessarily estimates reflecting the best judgment of our senior management, not guarantees of future performance. They are subject to a number of assumptions, risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to:

•	changing legislation, policies and regulations applicable to us;

•	adjustment in accounting principles relating to regulated operations;

•	changes in water supply and water supply cost;

•	fluctuations in customer demand due to seasonality, restriction of use, weather and consumer lifestyle changes;

•	contamination or other decline in source water quality;

•	litigation concerning water quality or contamination;

•	new environmental laws or regulations;

•	costs associated with implementing security procedures;

•	disruption in information technology;

•	significant increase in real estate portfolio; and

•	ability to secure funding for operations.

These and other risks are discussed in greater detail under the heading “Risk Factors” on page 3.

Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this prospectus.

All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section and any other cautionary statements that may accompany such forward-looking statements. We do not undertake any obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events, unless the securities laws require us to do so.

ABOUT SJW CORP.

SJW Corp. is a holding company with four wholly-owned subsidiaries:

•

San Jose Water Company is a public utility that provides water service to approximately 227,000 connections serving approximately one million people. The company’s service area covers approximately 138 square miles in the metropolitan San Jose, California area. It was originally incorporated under the laws of the State of California in 1866 and, as part of a reorganization in 1985, became a wholly-owned subsidiary of SJW Corp.

•

SJW Land Company owns undeveloped land in the states of California and Tennessee, owns and operates commercial buildings in the states of California, Connecticut, Texas, Arizona and Tennessee and has a 70% limited partnership interest in 444 West Santa Clara Street, L.P., which owns and manages an office building.

•

SJWTX, Inc., doing business as Canyon Lake Water Service Company, is a public utility that provides water service to approximately 10,000 connections serving approximately 36,000 people. Its service area covers approximately 240 square miles in western Comal County and southern Blanco County, Texas, located between San Antonio and Austin.

•	Texas Water Alliance Limited is undertaking activities that are necessary to develop a water supply project in Texas.

RISK FACTORS

An investment in our securities offered involves a high degree of risk. Before making an investment decision about investing in our securities, you should carefully consider the risks involved. Accordingly, you should carefully consider:

•	the information contained in or incorporated by reference into this prospectus;

•	the information contained in or incorporated by reference into any prospectus supplement relating to specific offerings of securities;

•

the risks described in our Annual Report on Form 10-K for our most recent fiscal year and in any Quarterly Report on Form 10-Q which we have filed since our most recent Annual Report on Form 10-K, each of which is incorporated by reference into this prospectus; and

•

other risks and other information that may be contained in, or incorporated by reference from, other filings we make with the SEC, including in any prospectus supplement relating to specific offerings of securities.

The discussion of risks related to our business contained in or incorporated by reference into this prospectus or into any prospectus supplement comprises material risks of which we are aware. If any of the risks or uncertainties described or any additional risks and uncertainties actually occur, our business, financial condition or results of operations could be materially and adversely affected and cause the value of the securities offered through this prospectus to decline.

USE OF PROCEEDS

We will receive all of the net proceeds from the sale of shares of our common stock. Except as may be otherwise set forth in the prospectus supplement accompanying this prospectus, we will use the net proceeds we receive from sales of the securities offered hereby for general corporate purposes of SJW Corp. and its wholly-owned subsidiaries, which may include, among other things, financing infrastructure improvements and other capital expenditures, repayment of debt or other corporate obligations, repurchase of common stock, and working capital. We may also use a portion of the net proceeds to finance potential acquisition of complementary businesses, but we have no agreements or commitments with respect to any such acquisitions at this time for which the net proceeds would be used.

DESCRIPTION OF OUR CAPITAL STOCK

The Company is authorized to issue up to 36,000,000 shares of our common stock, par value $0.521 per share, of which 18,653,088 shares were outstanding on September 30, 2012. The Company is also authorized to issue an aggregate of 176,407 shares of preferred stock of thirteen series, par value $25.00 per share, none of which is currently outstanding. For a description of the material terms and provisions of our capital stock, please see the applicable prospectus supplement, as well as the description of our capital stock in our Registration Statement on Form 8-A dated October 31, 2005 which is incorporated by reference in this prospectus.

Dividend Reinvestment and Stock Purchase Plan

The Company has adopted a Dividend Reinvestment and Stock Purchase Plan (the “Plan”) which allows eligible participants to reinvest cash dividends and purchase additional shares of our common stock without brokerage commissions or service charges. The Plan is administered by the Company’s transfer agent American Stock Transfer & Trust Company, LLC. The offer under the Plan is being made solely through the Plan prospectus. For more information about the Plan, see the Company’s Registration Statement on Form S-3 and amendment filed with the SEC on April 18, 2011.

PLAN OF DISTRIBUTION

We may sell the securities being offered by us in this prospectus:

•	directly to purchasers or investors;

•	through agents;

•	through dealers;

•	through underwriters; or

•	through a combination of any of these methods of sale.

We and our agents and underwriters may sell the securities being offered by us in this prospectus from time to time in one or more transactions:

•	at a fixed price or prices that may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to such prevailing market prices;

•	at prices determined by an auction process; or

•	at negotiated prices.

Offers to purchase securities may be solicited directly by us, or by agents designated by us, from time to time. Any such agent, which may be deemed to be an underwriter as that term is defined in the Securities Act of 1933, as amended (the “Securities Act”), involved in the offer or sale of the securities in respect of which this prospectus is delivered will be named and the terms of the agency, including any commissions payable by us to such agent will be set forth, in the applicable prospectus supplement. Unless otherwise indicated in the prospectus supplement, an agent will act on a best efforts basis for the period of its appointment.

If underwriters are utilized in the offer and sale of securities in respect of which this prospectus and the accompanying prospectus supplement are delivered, we will execute an underwriting agreement with such underwriter(s) and the name(s) of such underwriter(s) and the terms of the transaction, including any underwriting discounts and other items constituting compensation of the underwriters and dealers, if any, will be set forth in such prospectus supplement, which will be used by the underwriter(s) to make resales of the securities in respect of which this prospectus and such prospectus supplement are delivered to the public. In such transactions, the securities may be acquired by the underwriters for their own accounts and may be sold by the underwriters from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time. We may grant underwriters who participate in the distribution of securities an option to purchase additional securities to cover over-allotments, if any, in connection with the distribution.

We may sell directly to, and solicit offers from institutional investors, individuals, or the public. We will describe the terms of any such sales in a prospectus supplement.

If a dealer is utilized in the sale of the securities in respect of which this prospectus is delivered, we will sell such securities to the dealer, as principal. The dealer may then resell such securities to the public at varying prices to be determined by such dealer at the time of resale. The name of the dealer and the terms of the transaction will be identified in the applicable prospectus supplement.

If indicated in the applicable prospectus supplement, we will authorize underwriters or their agents to solicit offers by certain institutional investors to purchase our securities pursuant to contracts providing for payment and delivery at a future date. Institutional investors with which these contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others. In all cases, these purchasers must be approved by us. The obligations of any purchaser under any of these contracts will not be subject to any conditions except that (a) the purchase of the securities must not at the time of delivery be prohibited under the laws of any jurisdiction to which that purchaser is subject and (b) if the securities are also being sold to underwriters, we must have sold to these underwriters the securities not subject to delayed delivery. Underwriters and other agents will not have any responsibility in respect of the validity or performance of these contracts.

Certain of the underwriters, dealers or agents utilized by us in any offering may be customers of, including borrowers from, engage in transactions with, and perform services for us or one or more of our affiliates in the ordinary course of business. Underwriters, dealers, agents and other persons may be entitled, under agreements that may be entered into with us, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act. The terms of any indemnification provisions will be set forth in a prospectus supplement.

In addition, we may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. In connection with such a derivative or privately negotiated transaction the third parties may sell securities covered by this prospectus and a prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle such sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of a derivative transaction to close out any related open borrowings of stock. We otherwise may loan or pledge securities to a financial institution or other third party that in turn may sell the loaned securities or, in an event of default in the case of a pledge, sell the pledged securities, in either case using this prospectus and the applicable prospectus supplement.

Until the distribution of the securities is completed, rules of the Securities and Exchange Commission may limit the ability of the underwriters and certain selling group members, if any, to bid for and purchase the securities. As an exception to these rules, the representatives of the underwriters, if any, are permitted to engage in certain transactions that stabilize the price of the securities in accordance with Regulation M, but only in the case of a fixed-price offering. Such transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the securities.

If underwriters create a short position in the securities in connection with the offering thereof (i.e., if they sell more securities than are set forth on the cover page of the applicable prospectus supplement), the representatives of such underwriters may reduce that short position by purchasing securities in the open market. Any such representatives also may elect to reduce any short position by exercising all or part of any over-allotment option described in the applicable prospectus supplement.

Any such representatives also may impose a penalty bid on certain underwriters and selling group members. This means that if the representatives purchase securities in the open market to reduce the underwriters’ short position or to stabilize the price of the securities, they may reclaim the amount of the selling concession from the underwriters and selling group members who sold those shares as part of the offering thereof.

In general, purchases of a security for the purpose of stabilization or to reduce a syndicate short position could cause the price of the security to be higher than it might otherwise be in the absence of such purchases. The imposition of a penalty bid might have an effect on the price of a security to the extent that it were to discourage resales of the security by purchasers in the offering.

Neither we nor any of the underwriters, if any, makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the securities. In addition, neither we nor any of the underwriters, if any, makes any representation that the representatives of the underwriters, if any, will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

Our common stock is listed on the New York Stock Exchange. Any shares of common stock sold pursuant to a prospectus supplement will be listed on the New York Stock Exchange or a stock exchange on which the common stock offered is then listed, subject (if applicable) to an official notice of issuance. Any underwriters for whom securities are sold by us for public offering and sale may make a market in the securities, but the underwriters will not be obligated to do so and may discontinue any market making at any time without notice.

Under the securities laws of some states, the securities registered by the registration statement that includes this prospectus may be sold in those states only through licensed brokers or dealers.

The anticipated date of delivery of the securities offered by this prospectus will be described in the applicable prospectus supplement relating to the offering. We cannot give any assurances that there will be a market for any of the securities offered by this prospectus and any prospectus supplement.

In compliance with the guidelines of Financial Industry Regulatory Authority, or FINRA, the maximum consideration or discount to be received by any FINRA member or independent broker dealer may not exceed 8% of the aggregate amount of the securities offered pursuant to this prospectus and any applicable prospectus supplement.

LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, the validity of the securities offered by this prospectus will be passed upon for us by Morgan, Lewis & Bockius LLP, San Francisco, California.

EXPERTS

The consolidated financial statements and financial statement schedule of SJW Corp. as of December 31, 2011 and December 31, 2010, and for each of the years in the three-year period ended December 31, 2011, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2011, have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder. You may read and copy any document that we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Our SEC filings also are available to you at the SEC’s web site at www.sec.gov.

We have filed with the SEC a registration statement on Form S-3 relating to the securities offered by this prospectus. This prospectus is a part of that registration statement, which includes additional information. Whenever a reference is made in this prospectus to a contract or other document of ours, please be aware that the reference is only a summary and that you should refer to the exhibits that are a part of the registration statement for a copy of the contract or other document. You may review a copy of the registration statement at the SEC’s public reference room in Washington, D.C., as well as through the SEC’s web site.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information we file with the SEC. This enables us to disclose important information to you by referring you to these documents. The information incorporated by reference is deemed to be part of this prospectus, and the information we file with the SEC after the date of this prospectus will automatically update, modify and, where applicable, supersede any information included in this prospectus or incorporated by reference in this prospectus. We incorporate by reference into this prospectus the following documents filed with the SEC (other than, in each case, documents or information deemed to be furnished and not filed in accordance with SEC rules):

•	Our Annual Report on Form 10-K for the year ended December 31, 2011, filed with the SEC on February 29, 2012;

•

Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2012, filed with the SEC on May 4, 2012, our Quarterly Report on Form 10-Q for the quarter ended June 30, 2012, filed with the SEC on August 2, 2012, and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2012, filed with the SEC on October 31, 2012;

•	Our Current Reports on Form 8-K filed with the SEC on January 31, 2012, March 7, 2012, April 26, 2012 (with respect to Item 5.07 only), and April 27, 2012; and

•

The description of our common stock contained in our registration statement on Form 8-A filed on October 31, 2005, including any amendment or reports filed for the purpose of updating such description.

We also incorporate by reference into this prospectus all documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, between the date of this prospectus and the termination of the offering of securities under this prospectus. To the extent that any information contained in any current report on Form 8-K, or any exhibit to the report, was furnished to, rather than filed with, the SEC, the information or exhibit is specifically not incorporated by reference in this prospectus.

Any statement made in a document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes such statement. Any statement made in this prospectus will be deemed to be modified or superseded to the extent that a statement contained in any subsequently filed document that is incorporated or deemed to be incorporated by reference in this prospectus modifies or supersedes such statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will furnish without charge to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon written or oral request, a copy of any or all of the information that has been incorporated into this prospectus by reference (except exhibits, unless they are specifically incorporated into this prospectus by reference) but not delivered with this prospectus. You should direct any requests for copies to:

SJW Corp.

110 West Taylor Street

San Jose, California 95110

Tel: (800) 250-5147

1,321,000 Shares of Common Stock

Prospectus Supplement

March 28, 2013

Baird

Janney Montgomery Scott

Brean Capital

Blaylock Robert Van, LLC